                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 1)*


                              OVERLAND DATA, INC.
         -------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, no par value per share
              ---------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                  690213 10 3
                   -----------------------------------------
                                 (CUSIP NUMBER)



Check the appropriate box to designate the rules pursuant to which this Schedule is filed:

                              [_]  Rule 13d-1(b)
                              [_]  Rule 13d-1(c)
                              [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                               Page 1 of 5 Pages

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  CUSIP NO. 690213 10 3              13G                   PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only) Seagate Technology, Inc.
      94-2612933

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            Common Stock:      448,847 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Common Stock:            0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Common Stock:      448,847 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Common Stock:            0 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Common Stock:            448,847 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9/1/
11
      Common Stock:            4.3%

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      TYPE OF REPORTING PERSON*
12
      CO

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                     *SEE INSTRUCTION BEFORE FILLING OUT

----------------------

/1/Outstanding shares reported herein for Overland Data, Inc. are based on data as of February 2, 1998 as reported by Overland Data, Inc. in its Form 10-Q for the quarter ended December 31, 1997.
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CUSIP No. 690213 10 3                                         Page 3 of 5 Pages
          -----------
ITEM 1.

     (a) NAME OF ISSUER:  Overland Data, Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICES:

         8975 Balboa Avenue, San Diego, CA 92123

ITEM 2.

     (a) NAME OF PERSON FILING:  Seagate Technology, Inc.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: 920 Disc Drive, Scotts Valley, CA 95066

     (c) CITIZENSHIP:  Delaware

     (d) TITLE OF CLASS OF SECURITIES:  Common Stock, no par value

     (e) CUSIP NUMBER:  690213 10 3

ITEM 3.  Not applicable

ITEM 4.

     (a) AMOUNT BENEFICIALLY OWNED:  448,847 shares

     (b) PERCENT OF CLASS:  Common Stock:     4.3%/1/

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote: 448,847 shares
           (ii)  Shared power to vote or to direct the vote: 0 shares
           (iii) Sole power to dispose or direct the disposition of:
                 448,847 shares
           (iv) Shared power to dispose or direct the disposition of: 0 shares

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

--------------------

/1/See Note 1 on Page 2 of this Schedule.
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CUSIP No. 690213 10 3                                         Page 4 of 5 Pages
          -----------

ITEM 6.   Not applicable

ITEM 7.   Not applicable

ITEM 8.   Not applicable

ITEM 9.   Not applicable
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CUSIP No. 690213 10 3                                         Page 5 of 5 Pages
          -----------

ITEM 10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    April 23, 1998
                                    -------------------------------------------
                                                   Date


                                    /s/ Thomas F. Mulvaney
                                    -------------------------------------------
                                                 Signature


                                      Thomas F. Mulvaney, Senior Vice President
                                    -------------------------------------------
                                                 Name/Title